Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
OCTOBER 13, 2009		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Sales and Earnings Down on Slow Domestic Sales

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereophone company, has announced results for its first quarter for the period ending September 30, 2009.

Sales for the first quarter were $10,796,853 compared to $11,486,034 for the same period one year ago, a 6% reduction.  Net income fell by 38% to $566,379, compared to $913,764 for the first quarter last year.  Diluted earnings per share were $0.15 compared with $0.25 one year ago.

“Sales to U.S. domestic retailers continued to be tough,” Michael J. Koss, President and CEO, told employees here today.  “We are encouraged by the fact that our export business actually increased by 7% over the prior year’s first quarter, but the increase was not enough to cover the specific sales reduction for the quarter at one large domestic retailer.”

Koss went on to explain that the month of September was the first time in eighteen months that the Company’s net revenue exceeded revenue generated in the same month during the prior year.

“We are hopeful that the worldwide setback in consumer activity that began showing up in our numbers last October is behind us,” Koss continued.

Michael Koss also explained that the Company’s Board will seek shareholder approval for an increase in the number of shares authorized for issuance under the Company’s charter in anticipation of a proposed stock split later in the year.

The Company will pay a dividend of $0.13 cents per share on October 15, 2009, to shareholders of record on September 30, 2009.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

Three Months Ended September 30	2009	2008
Net Sales	$10,796,853	$11,486,034
Cost of goods sold	6,679,562	7,085,574
Gross profit	4,117,291	4,400,460
Selling, general and administrative expense	3,188,800	2,998,527
Income from operations	928,491	1,401,933
Other income (expense)
Royalty income	0	58,333
Interest income	0	14,053
Interest expense	0	0
Income before income tax provision	928,491	1,474,319
Provision for income taxes	362,112	560,555
Net income	$566,379	$913,764
Earnings per common share:
Basic	$0.15	$0.25
Diluted	$0.15	$0.25
Dividends per common share	$0.13	$0.13

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